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EXHIBIT 2.5

Certificate of Incorporation of Cresset International, Ltd.

CERTIFICATE OF INCORPORATION

OF

CRESSET INTERNATIONAL LTD.

        FIRST. The name of this corporation shall be:

CRESSET INTERNATIONAL LTD.

        SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

        THIRD. The purpose or purposes of the corporation shall be.

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

        One Thousand Five Hundred (1,500) shares without par value.

        FIFTH. The name and mailing address of the incorporator is as follows:

    Kathleen Crowley
    Corporate Agents, Inc.
    1013 Centre Road
    Wilmington, DE 19805

        SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

        IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twentieth day of January, A.D. 1998.

/s/ Kathleen Crowley
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09x00 AN 01/?1/1998 9810?481? - ?848811

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EXHIBIT 2.5 Certificate of Incorporation of Cresset International, Ltd.